JOHN HANCOCK PREFERRED INCOME FUND, PREFERRED INCOME
FUND II, PREFERRED INCOME FUND III, TAX-ADVANTAGED
DIVIDEND INCOME FUND AND TAX-ADVANTAGED GLOBAL
SHAREHOLDER YIELD FUND

IMPORTANT REMINDER

PLEASE VOTE YOUR SHARES BEFORE April 14, 2009

March 9, 2009

Dear John Hancock Shareholder,

I am writing to you in regard to materials I previously sent you relating to proposals that will be voted on at a Special Meeting of Shareholders of the John Hancock Preferred Income Fund, Preferred Income Fund II, Preferred Income Fund III, Tax-Advantaged Dividend Income Fund and Tax-Advantaged Global Shareholder Yield Fund, scheduled for April 14, 2009.

Given the turmoil in the markets, I am not surprised that you haven’t had time to review the materials and return your vote. Since the beginning of the fourth quarter of 2008 through the date of this letter, we have experienced a market decline second only to that experienced during the Great Depression. With this environment as our backdrop, I’m sure the last thing on your mind is completing your proxy vote. However, the proposals on which we need your vote are very important and I am writing to ask that you take a moment to review below a brief outline of each proposal. As you will see, they are designed to allow John Hancock to continue to provide high levels of stewardship and to streamline the operations of your fund(s).

Here is important information on the proposals as detailed in the proxy materials.

1.	Elect your fund’s Board of Trustees

For each fund, the proposal asks shareholders to elect six Trustees to serve until their respective successors are elected and qualified. Each of these Trustees is very well qualified to serve, as you will see by the descriptions of their backgrounds included in the Proxy statement that was previously sent to you.

2.	Adopt a new form of investment advisory agreement

The funds’ advisory agreements have not been updated for a long time and this proposal calls for streamlining the agreements to make them consistent with all funds across the John Hancock Fund Complex. It primarily clarifies that the new Agreement covers only investment advisory services. Consistency in operational procedures across the John Hancock Fund Complex will speed processes and minimize transaction error. These benefits contribute to a goal of maintaining, even reducing, operational costs.

The new form of Advisory Agreement will not result in any change in advisory fee rates or the level or quality of advisory services provided to the funds. Other details and impacts of this proposal are described in the Proxy statement.

3.	Approve a new subadviser for the Tax-Advantaged Dividend Income Fund

Shareholders of this fund are being asked to approve a new subadvisory agreement between the Adviser and Analytic Investors, Inc., which has been engaged by the Adviser to formulate and implement a covered call options strategy for the fund. The goal is to seek to enhance risk-adjusted returns, reduce overall portfolio volatility and generate tax- advantaged gains for current distributions from options premiums. Subadvisory fees payable to Analytic Investors, Inc. will be borne by the Adviser, will not be charged to this fund and will not result in higher fees for shareholders.

YOUR VOTE IS IMPORTANT!

For the reasons set forth in the proxy materials previously mailed to you, the Funds’ Board of Trustees believes the proposals are in the shareholders’ best interest and unanimously recommends that you vote in favor. Please submit your vote promptly by calling toll-free 1-800-852-0218 or go to our Website: www.jhfunds.com/proxy.

Thank you for your prompt action and your consideration of these very important matters. Please be assured that we and our Board of Trustees will continue to work hard every day to provide our shareholders with the best possible long-term results regardless of market conditions. As difficult as it is to imagine right now, we are confident that the markets eventually will turn, and our managers are positioning our funds for the long-term benefit of our shareholders.

Sincerely,

/s/ Keith F. Hartstein

Keith F. Hartstein President and Chief Executive Officer

YOUR VOTE IS IMPORTANT! PLEASE VOTE TODAY!